Exhibit 99.1

WhiteHorse Finance, Inc. and State Teachers Retirement System of Ohio
Form Joint Venture

NEW YORK, NY, January 18, 2019 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (NASDAQ: WHF) and State Teachers Retirement System of Ohio, a public pension fund established under Ohio law (“STRS Ohio”), today announced that they have entered into an agreement to co-manage a newly-formed joint venture, WHF STRS Ohio Senior Loan Fund LLC (the “joint venture”), to invest primarily in lower middle market, senior secured debt facilities.

The Company and STRS Ohio have committed to provide up to $125 million of subordinated notes and equity to the joint venture, with the Company providing up to $75 million and STRS Ohio providing up to $50 million. In addition, the joint venture intends to seek up to $250 million in third-party financing thereby providing WhiteHorse Finance up to $375 million in lending capacity.

“WhiteHorse Finance is pleased to partner with a quality institution in STRS Ohio to further its disciplined sourcing strategy of senior secured assets with attractive risk-adjusted returns,” said Stuart Aronson, Chief Executive Officer, WhiteHorse Finance. “The joint venture furthers WhiteHorse’s commitment to sourcing high-quality, high-yielding assets, while expanding upon growth opportunities. It will also allow for increased diversification into lower-risk assets, all of which advances our ultimate goal of enhancing shareholder value.”

Additional terms of the transaction were not disclosed.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with approximately $30 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit www.higcapital.com. For more information about the Company, please visit www.whitehorsefinance.com.

About State Teachers Retirement System of Ohio

State Teachers Retirement System of Ohio is one of the nation’s premier retirement systems, serving nearly 493,000 active, inactive and retired Ohio public educators. With investment assets of $79.8 billion** (including short-term investments), STRS Ohio is one of the largest public pension funds in the country.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Edward Giordano

WhiteHorse Finance, Inc.

305-379-2322

egiordano@higwhitehorse.com

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

** As of June 30, 2018.